EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Allan Reine (“Executive”) and Pieris Pharmaceuticals, Inc., a Nevada corporation (the “Company”) (together referred to herein as the “Parties”), effective as of August 9, 2017 (the “Effective Date”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive as Sr. Vice President and Chief Financial Officer of the Company and Executive desires to accept such employment, subject to the terms and conditions contained in this Agreement,

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term of Agreement. This Agreement shall become effective on the Effective Date and shall continue unless terminated in accordance with the terms and conditions contained in Sections 3 and 4 of this Agreement (the “Term”). Executive’s employment shall begin on August 9, 2017, unless otherwise agreed to in writing by the Parties (the “Start Date”), and at all times shall be “at-will”.

(b) Position and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term as Sr. Vice President and Chief Financial Officer of the Company and as such he shall report to the Chief Executive Officer of the Company. Executive shall perform such duties and bear the responsibilities as are customarily associated with this position as well as such other duties as shall be specified and designated from time to time by the Company’s Chief Executive Officer, his designee, and/or the Company’s board of directors (the “Board”).

(c) Location. Executive shall perform services for the Company at the Company’s offices located in Boston, Massachusetts; provided, however, that the Company may from time to time require Executive to travel to other locations in connection with the Company’s business on a reasonable basis.

(d) Exclusivity.

(i) During the Term, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company and its Affiliates and to the faithful and diligent performance of the duties and responsibilities described herein. During the Term, Executive shall not (A) accept any other employment or consultancy or (B) serve on the board of directors or similar body of any entity, unless such position is approved by the Chief Executive Officer as set forth in subsection (d)(ii) below (which such approval shall continue until such time as the Company provides notice to Executive that, in its reasonable judgment, such position is with a Competing Entity, interferes with Executive’s duties to the Company or places Executive in a Competing Position with, or otherwise conflicts with, the interests of the Company, at which time the Company and Executive will discuss such conflict and the parties will use reasonable efforts to reach agreement on its resolution); provided that Executive may engage in civic and not-for-profit activities, so long as such activities, in the aggregate, do not conflict with the interests of the Company or materially interfere with the performance of Executive’s duties to the Company and do not otherwise conflict with subsection (d)(ii) below.

(ii) During Executive’s employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any financial position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any Competing Entity, directly or indirectly; provided, however, Executive may accept equity compensation related to the positions or business activities engaged in which have been approved by the Company pursuant to subsection (d)(i) above. Ownership by Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute breach of this Section 1(d).

(iii) The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) in entering into this Agreement and carrying out Executive’s duties under this Agreement, Executive will not disclose to the Company any trade secret, confidential or proprietary information belonging to any other Person, including any previous employer, and that Executive shall not bring with Executive any such information to the Company; (iii) the Executive is not bound by any agreement with any previous employer or other party to refrain from competing with the business of, which would be violated by Executive’s employment with the Company; and (iv) all facts Executive has presented or will present to the Company in connection with entering into this Agreement and an employment relationship with the Company are accurate and true, and this includes all oral and written statements Executive has made to the Company (including, but not limited to, those pertaining to any agreements Executive previously entered into containing restrictive covenants, Executive’s prior work experience, and Executive’s prior exposure to trade secrets, confidential and proprietary information), and Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

2. Compensation and Related Matters.

(a) Base Salary. Executive’s annual base salary (“Base Salary”) will be $375,000 in U.S. Dollars, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices in effect from time to time. The Board or a committee of the Board shall review Executive’s Base Salary at least annually to determine if adjustments upward to Executive’s Base Salary, if any, will be made solely at the discretion of the Board or a committee of the Board.

(b) Bonus. Executive shall also be eligible for an annual discretionary bonus of up to 40% of Executive’s then-Base Salary (the “Target Bonus Amount”) as determined by the Board or a committee of the Board in its sole discretion, based upon the Board’s or a committee of the Board’s evaluation (in its sole discretion) of the achievement of specific individual and/or Company-wide performance goals as chosen and determined by the Board or a committee of the Board in its sole discretion. The annual discretionary bonus, if any, shall be payable, less authorized deductions and required withholdings, no later than March 15th of the calendar year immediately following the calendar year in which it was earned. The Target Bonus Amount of any annual discretionary bonus for which Executive is eligible shall be reviewed by the Board or a committee of the Board from time to time. Notwithstanding the above, The Chief Executive Officer of the Company may recommend that the Board or a committee of the Board approve an increase in the Target Bonus Amount and/or payment of a full-year bonus for the 2017 calendar year. For the avoidance of doubt, any increase in Target Bonus Amount or payment of full-year bonus pursuant to this Section is subject to the sole and absolute discretion of the Board or applicable committee of the Board.

(c) Inducement Award. Subject to approval of the Board or an appropriate committee thereof, the Company shall grant Executive on the Start Date or as soon thereafter as practicable, a nonqualified stock option to purchase 450,000 shares of common stock of the Company (the “Inducement Award”). Twenty-five percent (25%) of the Inducement Award shall vest on the first anniversary of the Start Date (the “Initial Vesting Date”), with the remaining (75%) of the Inducement Award to vest over the next three years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the Initial Vesting Date, subject in each case to Executive’s continued employment in Good Standing. The Inducement Award is intended as an inducement grant pursuant to the parameters set forth in Nasdaq Rule 5635(c)(4), which, in this case, provides an exception to the stockholder approval requirements for the grant of non-qualified stock options outside the Company’s 2016 Employee, Director and Consultant Equity Incentive Plan (the “Plan”). The Inducement Award shall be evidenced in writing by a stock option agreement, and subject to terms and conditions substantially similar to the Plan and the Company’s standard form of stock option agreement. The stock option agreement evidencing the Inducement Award shall expire ten (10) years from the date of grant except as otherwise provided herein or in the stock option agreement.

(d) Performance Award. Subject to approval of the Board or an appropriate committee thereof, the Company shall grant Executive on the Start Date or as soon thereafter as practicable, an incentive stock option to purchase up to 50,000 shares of common stock of the Company (the “Performance Award”) pursuant to the Plan. Vesting shall begin on the date that Executive receives certification from the Board or an appropriate committee thereof of substantially meeting 2017 personal objectives (which are mutually agreed upon on or about the initiation of employment) (such date of certification, the “Certification Date”). Such certification shall also reflect the number of shares (up to 50,000) that shall vest in connection with the Performance Award. Twenty-five percent (25%) of the Performance Award shall vest on the first anniversary of the Certification Date with the remaining (75%) of the Performance Award to vest over the next three years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter one year after the Certification Date, subject in each case to Executive’s continued employment in Good Standing. The Performance Award shall be evidenced in writing by a stock option agreement, and subject to terms and conditions of the Plan and the Company’s standard form of stock option agreement. The stock option agreement shall expire ten (10) years from the date of grant except as otherwise provided herein or in the stock option agreement.

(e) Benefits. During the Term, the Company, shall provide Executive with coverage under all employee benefit programs, plans and practices as are in effect from time to time and which the Company, makes available from time to time to its senior executive officers, with at least the same opportunity to participate as the other senior executive officers of the Company, including, without limitation, if applicable, retirement, pension, medical, dental, hospitalization, life insurance, short and long term disability, accidental death and dismemberment and travel accident coverage.

(f) Vacation and Fringe Benefits. Executive shall be entitled to four (4) weeks paid vacation in each calendar year (pro-rated as necessary for partial calendar years during the Term). Executive may take his vacation at such times consistent with the vacation policies as are in effect from time to time with respect to senior executive officers. Executive shall be entitled to the perquisites and fringe benefits which the Company makes available from time to time to its senior executive officers, commensurate with Executive’s position with the Company.

(g) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the applicable expense reimbursement policies.

(h) Clawback. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that the Company has adopted or is required in the future to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

3. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by any of the parties hereto at any time, with or without advance notice (other than as stated herein), and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility, compensation and benefits, as well as the personnel policies and procedures in effect, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(b) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4. Obligations Upon Termination of Employment.

(a) Executive’s Obligations.

(i) Notice Period. Anything in this Agreement notwithstanding, Executive may voluntarily terminate his employment hereunder upon not less than ninety (90) days prior written notice of Executive delivered to the Company, or upon such shorter notice as Executive and the Company shall agree.

(ii) Confidentiality. Executive shall not during the Term and thereafter, without the prior written consent of the Company, knowingly (i) divulge, disclose or make accessible any Confidential Information (as defined below) to any other person, firm, partnership, corporation or other entity or (ii) use any Confidential Information for his own purposes or for the benefit of any other person, firm, partnership, corporation or other entity (other than the Company), except (x) during the Term, in the business of and for the benefit of the Company or (y) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such Confidential Information or by state, federal, foreign or local law, rule or regulation; provided that, in the event that Executive is so required to disclose Confidential Information, Executive shall, prior to making any such disclosure, provide the Company with prompt written notice of such requirement so that the Company may seek an appropriate protective order. For purposes of this Agreement, “Confidential Information” shall mean all confidential Company data, analyses, reports, interpretations, forecasts, documents and information concerning the affairs of the Company and its Affiliates, including, without limitation, confidential financial data, strategic business plans, computer programs and documentation, product development data (or other proprietary product data), customer lists and customer information, discoveries, practices, policies, processes, methods, marketing plans, prospects, opportunities and other proprietary information and trade secrets in whatever form, tangible or intangible; provided that Confidential Information shall not include (x) information that has become generally available to the public other than as a result of disclosure by Executive in a manner violative of this Section 4, or (y) information that is rightly received by Executive without restriction on disclosure from a third party legally entitled to possess and disclose such information without restriction (other than information that Executive may learn or has learned by reason of his association with any Affiliate). Upon conclusion of the Term or at any point prior on request of the Company, Executive shall immediately return to the Company all Confidential Information, including copies, reproductions and summaries thereof, in his possession and shall erase all such Confidential Information from all media in his possession, and, if the Company so requests, shall certify in writing that he has done so. All Confidential Information is and shall remain the property of the Company and its Affiliates.

(iii) Trade Secrets. For purposes of this Agreement, the term “trade secrets,” shall be given its broadest possible interpretation under applicable law and shall mean all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing that (i) the Company has taken reasonable measures to keep secret, and that (ii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information.

(iv) Non-Competition. During the Term and twelve (12) months thereafter, Executive agrees that, without the prior written consent of the Board (which the Board may grant or withhold in its discretion): he shall not serve in or otherwise occupy a Competing Position at, or have any financial interest in, any Competing Entity, except that Executive’s passive ownership of less than two (2%) percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange shall not, by itself, be deemed a breach of this Section 4(a)(iv).

(v) Non-Solicitation. During the Term and for twelve (12) months thereafter, Executive agrees that, without the prior written consent of the Board he shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, (a) solicit for employment any employee who has been employed by the Company or any Affiliate at any time during the twelve (12) months immediately preceding such solicitation or offer or (b) solicit for the business of or provide services to any client, customer, or vendor of the Company or any Affiliate for which he or any subordinate provided services during the Term.

(vi) Intellectual Property. All Intellectual Property (as defined below) and Technology (as defined below) created, developed, obtained or conceived of by Executive during the Term, and all business opportunities presented to Executive during the Term shall be owned by and belong exclusively to the Company, provided that they directly relate to the business of the Company, as of the date of such creation, development, obtaining or conception, and Executive shall (i) promptly disclose to the Company any such Intellectual Property or Technology or any viable business opportunity presented by a third party to Executive during the Term and which the Company has not rejected and (ii) execute and deliver to the Company, without additional compensation, such instruments (such as assignments of any Intellectual Property to the Company) as the Company may require from time to time to evidence its ownership of any such Intellectual Property or Technology or business opportunity. For purposes of this Agreement, (x) the term “Intellectual Property” shall mean and include any and all trademarks, trade names, service marks, service names, patents, copyrights and applications therefor and (y) the term “Technology” shall mean and include any and all trade secrets, proprietary information, inventions, discoveries, know-how, formulae, processes and procedures.

(vii) Non-disparagement. During the Term and at all times thereafter, unless as required by law, including through a valid subpoena, Executive shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or its Affiliates, officers, directors, board members, investors, shareholders, agents or employees.

(viii) Response to Legal Process. During the Term and for twelve (12) months thereafter, Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel with his or her reasonable requests in resisting or otherwise responding to such process.

(ix) Notice Pursuant to Defend Trade Secrets Act. Notwithstanding any provision of this Agreement prohibiting the disclosure of trade secrets or other Confidential Information, Executive understands that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney representing Executive, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit or other court proceeding against the Company for retaliating against Executive for reporting a suspected violation of law, Executive may disclose the trade secret to the attorney representing Executive and use the trade secret in the court proceeding, so long as Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(x) Survival of Provisions. The provisions of this Section 4(a) shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction that any restriction in this Section 4(a) is excessive in duration or scope or is unreasonable or unenforceable under the laws of that jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that jurisdiction.

(xi) Injunctive Relief. Executive and the Company agree that the restrictions contained in Sections 4(a) hereof are a reasonable and necessary protection of the immediate interests on the Company, that any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Agreement without receiving the additional consideration offered by Executive in binding himself to these restrictions. In the event of the breach or threatened breach by

Executive of any of such restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Executive for such breach or threatened breach, including, but not limited to, a civil seizure order under the Defend Trade Secrets Act; provided that the right of the Company to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach. In the event that, notwithstanding the foregoing, a restriction, or any portion thereof, contained in Section 4(a) is deemed to be unreasonable by a court of competent jurisdiction, whether due to the passage of time, change of circumstances or otherwise, Executive and the Company agree that such restriction, or portion thereof, shall be modified in order to make it reasonable and shall be enforced accordingly.

(b) Company’s Obligations.

(i) Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid; (ii) any expenses owed to Executive under Section 2(g) above; (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(f) above; and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(e) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(ii) Separation Benefits upon a Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive executes and does not revoke during any applicable revocation period a general release of all claims against the Company and its Affiliates in a form acceptable to the Company (a “Release of Claims”) within the sixty (60) day period immediately following Executive’s Separation from Service and in compliance with applicable law, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b)(i) above, the Company shall provide Executive with the following:

(A) Separation Pay. Six (6) months (the “Separation Pay Period”) of Executive’s Base Salary in effect as of Executive’s termination date (the “Separation Pay”). Such amount will be subject to applicable withholdings and payable in twelve equal installments (the “Separation Pay Installments”) on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable or if the payment is subject to Section 409A, the date set forth in Section 10 hereof.

(B) Bonus. Executive’s Target Bonus Amount in effect as of the termination date, pro-rated based on the total number of days elapsed in the calendar year as of the termination date, but only if, as of the date of Executive’s termination of employment, the Company and Executive were “on target” to achieve all applicable performance goals for such discretionary annual bonus as determined by the Board or a committee of the Board in their reasonable discretion; plus any annual discretionary bonus that the Company awarded to Executive in the year prior to the termination but which Company still had not paid to Executive as of the termination date. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable or if the payment is subject to Section 409A, the date set forth in Section 10 hereof.

(C) Equity Awards. With respect to the then outstanding equity awards that remain subject to vesting or other forfeiture restrictions as of the termination date (the “Unvested Awards”): (i) seventy-five percent (75%) of the Unvested Awards shall, as applicable, vest and have any forfeiture restrictions lapse, as of the date the Release of Claims becomes effective and irrevocable; and (ii) the remaining twenty-five percent (25%) of the Unvested Awards shall be treated in accordance with the applicable terms of such awards; provided, however, that if the equity award is subject to Section 409A and payable upon vesting or lapse of restriction, as applicable, payment of such equity award shall be made on the date set forth in Section 10 hereof.

(D) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an Affiliate immediately prior to Executive’s date of termination pursuant to the provisions of applicable law including, but not limited to, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the twelve (12) full calendar months following the date the Release of Claims becomes effective and irrevocable and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this subsection, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA or other applicable law.

(iii) Separation Benefits upon a Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes and does not revoke during any applicable revocation period a Release of Claims within a reasonable period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b)(i) above, the Company shall provide Executive with the following:

(A) Separation Pay. Twelve (12) months of Separation Pay. Such amount will be subject to applicable withholdings and payable in twelve equal installments on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable or if the payment is subject to Section 409A, the date set forth in Section 10 hereof.

(B) Bonus. Executive’s Target Bonus Amount in effect as of the termination date; plus any annual discretionary bonus that the Company awarded to Executive in the year prior to the termination but which Company still had not paid to Executive as of the termination date. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable or if the payment is subject to Section 409A, the date set forth in Section 10 hereof.

(C) Equity Awards. With respect to the Unvested Awards: (i) one-hundred percent (100%) of the Unvested Awards shall, as applicable, vest and have any forfeiture restrictions lapse, as of the date the Release of Claims becomes effective and irrevocable; provided, however, that if the equity award is subject to Section 409A and payable upon vesting or lapse of restriction, as applicable, payment of such equity award shall be made on the date set forth in Section 10 hereof.

(D) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an Affiliate immediately prior to Executive’s date of termination pursuant to the provisions of applicable law including, but not limited to, the provisions of COBRA. If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the twelve (12) full calendar months following the date the Release of Claims becomes effective and irrevocable and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this subsection, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA or other applicable law.

(iv) No Other Severance. The provisions of this Section 4(b) shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any severance plan of the Company.

(c) Release of Claims. The Company shall provide a form Release of Claims to Executive within five (5) business days of Executive’s termination date.

(d) No Requirement to Mitigate; Separation Pay Offset; Survival.

(i) Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.

(ii) In the case of Covered Termination Other Than During a Change in Control Period under Section 4(b)(ii)(A), if Executive accepts a Bona Fide Offer of Employment (as defined below) from another Person during the Separation Pay Period, Executive shall no longer be entitled to each of the twelve (12) Separation Pay Installments under Section 4(b)(ii)(A). Instead, in addition to the Separation Pay Installments Executive previously paid to Executive (and in lieu of the Separation Pay Installments not yet paid):

(A) If Executive accepts a Bona Fide Offer of Employment on or before the six (6) month anniversary of the commencement of the Separation Pay Period, then Executive shall be entitled to an amount equal to six (6) months, less the number of Separation Pay Installments previously paid to Executive; or

(B) If Executive accepts a Bona Fide Offer of Employment after the six (6) month anniversary of the commencement of the Separation Pay Period, then Executive shall not be entitled to receive any further Separation Pay Installments.

For the sake of clarity, under no circumstances shall Executive receive less than six (6) months of Separation Pay in the case of a Covered Termination Other Than During a Change in Control Period.

(iii) Executive shall notify the Company in writing of Executive’s acceptance of a Bona Fide Offer of Employment within two (2) business days of such offer. Executive further agrees that the compensation paid in connection with any such Bona Find Offer of Employment will be negotiated in good faith and as the result of arm’s-length bargaining and not with the effect of diminishing the Company’s right to reduce the Separation Pay under this Agreement.

(iv) Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party.

5. Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(a) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(b) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive at such time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Chairman of the Compensation Committee of the Company.

8. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Boston, Massachusetts, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

9. Miscellaneous Provisions.

(a) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, any severance plan of the Company.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

(e) Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

(f) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(g) Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

10. Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount that is subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 10(b) of this Agreement, any such amount shall be paid, or in the case of installments, commence payment, on the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first day of the seventh month following the date of the Executive’s separation from service, all payments deferred pursuant to this Section 10(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

11. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Affiliates. “Affiliates” means any of the Company’s subsidiaries or joint ventures currently existing or which shall be established during Executive’s employment by the Company.

(b) Bona Fide Offer of Employment. “Bona Fide Offer of Employment” means an offer to provide services in any capacity to another Person that during the first twelve (12) months of providing such services shall entitle Executive to earn a base salary that equals or exceeds Executive’s annual Base Salary in effect as of his termination date.

(c) Cause. “Cause” means the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud against the Company; (iii) Executive’s material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company, including this Agreement; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct.

(d) Change in Control. “Change in Control” means:

Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5).

(e) Change in Control Period. “Change in Control Period” means the period beginning with the agreement which if consummated is a Change in Control and ending twelve (12) months after the effective date of a Change in Control.

(f) Covered Termination. “Covered Termination” shall mean the termination of Executive’s employment (i) by the Company other than for Cause, or (ii) by Executive for Good Reason.

(g) Competing Entity. “Competing Entity” shall mean any person or entity which is engaged in any phase of the business of developing, manufacturing and marketing of products which compete with the Company and/or any of its Affiliates.

(h) Competing Position. “Competing Position” shall mean engaging, directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any Competing Entity.

(i) Good Reason. “Good Reason” means Executive’s resignation from all positions he or she then holds with the Company if, without Executive’s consent: (i) (A) there is a material diminution in Executive’s duties and responsibilities with the Company or in job title; (B) there is a material reduction of Executive’s base salary; provided, however, that a material reduction in Executive’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated employees shall not constitute Good Reason; or (C) Executive is required to relocate Executive’s primary work location to a facility or location that would increase Executive’s one-way commute distance by more than fifty (50) miles from Executive’s primary work location as of immediately prior to such change, (ii) Executive provides written notice outlining such conditions, acts or omissions to the Company within thirty (30) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (iv) Executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

(j) Good Standing. “Good Standing” means that Executive remains actively employed and (i) has not been given notice of the termination of employment; (ii) has not given notice of resignation or resigned; (iii) is not suspended by the Company for violation of its material policies and/or procedures and (iv) is not under investigation for conduct that could, in the Company’s good faith determination, result in a suspension or termination for Cause.

(k) “Person” means without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

Pieris Pharmaceuticals, Inc.

By:	/s/ Stephen S. Yoder
Name:	Stephen Yoder
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Allan Reine
Name:	Allan Reine

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